EXHIBIT 99.1

Harsco Reports Second Quarter 2009 Diluted Earnings Per Share From Continuing Operations of $0.52; Solid Cash Performance

 * Free cash flow improvement of $122 million for the first six months;
   cash flow from operations totals $156 million for the same period
 * Capital expenditures reduced by $176 million or 68% for the first six months, ahead of planned reductions
 * Second quarter highlights include record results from Harsco Rail and
   130 basis point reduction in Debt to Capital ratio
 * Company continues to expand countermeasures and now expects annual savings of approximately $125 million, up from $100 million
 * Unilateral contract action by the Company's largest customer has been satisfactorily resolved
 * Full Year earnings guidance is revised to a range of $1.72 to $1.82 from a previous range of $1.90 to $2.10, due principally to the protracted credit freeze and severe recession which are having a significant negative impact on construction markets

HARRISBURG, Pa., July 28, 2009 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) reported second quarter 2009 results from continuing operations.

Second Quarter 2009 Highlights

As expected, the stronger U.S. dollar compared with last year and unprecedented low global steel production as well as the ongoing credit freeze continued to have a substantial negative impact on sales and income. Second quarter 2009 diluted earnings per share from continuing operations were $0.52, compared with the record $1.07 in the second quarter of last year. Second quarter income from continuing operations was $43.0 million, compared with $92.9 million last year. Sales in the quarter totaled approximately $0.8 billion, compared with $1.1 billion in the second quarter of last year. Foreign currency translation decreased sales by $115 million and accounted for about a third of the sales decline. Foreign currency translation decreased operating income by approximately $14 million or $0.13 per share in this year's second quarter, in addition to reducing overall operating margins by 40 basis points. Historically low global steel production caused Harsco Metals' results to be substantially lower compared with last year, but improved sequentially into positive territory over the first quarter's operating loss.

For the first six months of 2009, sales, income from continuing operations, and diluted earnings per share were below last year's results. Income from continuing operations was $64.0 million, or $ 0.77 per diluted share, compared with $152.3 million, or $1.74 per diluted share in the first six months of 2008. Sales for the first six months of 2009 were approximately $1.5 billion, a decrease of 29 percent from approximately $2.1 billion in the same period a year ago. Foreign currency translation decreased sales for the first six months by approximately $256 million and operating income by approximately $28 million, or $0.27 per share. Foreign currency translation accounted for approximately 42 percent of the sales decline in the first six months.

Despite the global economic challenges, the Company posted strong second quarter and six-month cash flows from operations, which resulted in lower debt levels, an improved debt to capital ratio, and a more liquid balance sheet.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "As we anticipated, our second quarter performance was sharply lower year-over-year due to the ongoing global financial and economic turbulence. Activity levels in the non-residential construction markets continued to deteriorate throughout the quarter due principally to the lack of credit and the protracted economic downturn, while global steel production stabilized at near historically low rates.

"We continue to face three substantial headwinds that are having a significant adverse impact on our business. They are: a strong year-over-year U.S. dollar, which negatively impacts the translation of approximately 70 percent of our total revenues; the worst downturn in the history of the steel industry, where global production remains at near unprecedented low levels; and the continuing credit freeze, which is causing cancellation and deferral of non-residential construction activity. In addition, the originally expected benefits from stimulus packages have not yet materialized in many of our key markets.

"As we enter the second half of the year, it appears that the strong dollar is starting to moderate and global steel production should show a slight improvement from the historical lows of the first half. However, we are not seeing any notable signs that the credit freeze throughout the world is improving, and we are not seeing any meaningful benefits from stimulus funds, as the deferral and cancellation of non-residential construction projects continues unabated with significant negative impact on construction markets. Thus, with the deterioration of our markets during the quarter and the continuation into the third quarter, it is difficult to see any short-term improvement in the Harsco Infrastructure business.

"We proactively and aggressively continued to implement additional countermeasures in the second quarter and we expect to continue through the remainder of the year. The countermeasures that we implemented in the fourth quarter of 2008 and the additional countermeasures taken in the first half of 2009 are beginning to manifest themselves in our results. At a full run-rate, we now expect these benefits to approximate $125 million in total annual cost reductions.

"We remain confident that the benefits from our aggressive cost reduction countermeasures, our expansion in emerging markets and our strong market positions in industries that are fundamental to global growth are setting the foundation for future success."

Second Quarter Business Review

Harsco Infrastructure

Several factors contributed to this Segment's lower performance in the second quarter, including: a stronger U.S. dollar which negatively impacted approximately 80 percent of Harsco Infrastructure's revenues and earnings; the continued lack of available credit that has resulted in cancelled and delayed construction projects, as well as export sales of equipment being sharply down; and the deepening recession in several key markets.

Sales in the second quarter decreased 28 percent to $309 million from $429 million last year, in large part due to the stronger U.S. dollar. The significant strengthening of the U.S. dollar in the second quarter had a negative impact on sales from foreign currency translation of $51 million, and accounted for 42 percent of the decline in year-over-year sales. The remainder of the decline was due principally to lower operating performance in the U.K., where sales declined by approximately $42 million. Operating income was approximately $25 million in the quarter, compared with $58 million in last year's second quarter. Here again, negative foreign currency translation was a major factor in the decline. Negative foreign currency translation reduced operating income by $8 million, or nearly one quarter of the year-over-year decline. Also contributing to the decline in income in the second quarter were lower business activity across many regions, principally in the U.K., Eastern Europe and Scandinavia due to the impact of frozen credit markets, which also adversely impacted the Company's Germany-based equipment sales export business; higher restructuring costs of $1.7 million; and pricing pressures, as competitors aggressively pursued orders, particularly in the European and North American markets. Partially offsetting these negative factors were reduced costs and improved results from the Gulf Region of the Middle East and the Asia Pacific region, all of which contributed solidly to the second quarter performance.

Operating margins were 8.1 percent in the second quarter, compared with 13.5 percent last year. Negative foreign currency translation reduced margins approximately 100 basis points, with the remainder due to reorganization costs and the ongoing global economic and financial climate.

The severe recessionary construction environment in Europe and North America, pricing pressures, and the stronger U.S. dollar are all expected to continue to negatively impact year-over-year results for the remainder of 2009. Additionally, the Company does not expect any meaningful near-term benefit from stimulus packages, particularly in the U.S. The strong U.S. dollar will continue to adversely impact results in the second half, but it should not be as material as the first half. The Company expects that second half results should benefit from its aggressive countermeasures as the cost reductions begin to take full effect. However, the second half results for this Segment will still be down from 2008's second half performance.

Harsco Metals

The stronger U.S. dollar also negatively impacts approximately 80 percent of the revenues and earnings of Harsco Metals. This factor in combination with the deterioration of the global steel markets and unprecedented low steel production, the breadth and depth of which the industry has never seen before, plus the deepening global recession in certain geographies, all contributed to another poor operating performance.

Sales in the second quarter decreased 42 percent to $259 million from $445 million last year. Here again, the significant strengthening of the U.S. dollar in the second quarter had a negative impact on sales from foreign currency translation of $58 million, or approximately one-third of the reduction in year-over-year sales in the quarter. Operating performance was also down sharply due to the deterioration of the global steel markets and unprecedented declines in global steel production. Many mills throughout the world were only operating in the 40 percent-plus capacity range in the second quarter. The operating income of $4 million compares with income of $37 million last year. Negative foreign currency translation represented $6 million, or 17 percent of the year-over-year decline in income. The remainder of the decline in operating income was due to the substantial reduction in global steel production and higher reorganization costs.

Operating margins were 1.6 percent in the second quarter, compared with 8.3 percent last year. Negative foreign currency translation reduced margins approximately 150 basis points, with the remainder of the decline resulting from higher reorganization costs and the current global economic climate.

Overall global demand for steel remains weak and the Company does not foresee any measurable pickup in its Harsco Metals operations for the year. However, the second half performance should show improvement over the first half, with an expected modest improvement in steel production. The second half performance should also benefit from the positive contribution to earnings from the Company's countermeasures, as well as the start-up of new contracts.

As reported in Harsco's SEC filings, the Company and its largest customer, ArcelorMittal, have been in active dialogue to resolve the unilateral action taken by the customer to revise fixed-fee provisions of certain contracts. The Company is pleased to report that its senior management in partnership with ArcelorMittal senior management have resolved satisfactorily all major differences, with an outcome that should have long-term benefits for both parties.

Harsco Minerals & Rail

As expected, operating results in the second quarter for Harsco Rail were a record. The significant decline in metal prices and production adversely impacted the sales and earnings of the Harsco Minerals operations. Harsco Industrial performed relatively well in the quarter, although the ongoing economic and financial environment still poses many near-term challenges.

Sales of $209 million in the second quarter of 2009 were 7 percent lower than the $225 million in the same period last year. Foreign currency translation negatively impacted sales by over $6 million or approximately 40 percent of the year-over-year decline. Operating income was approximately $43 million in the second quarter, compared with $52 million last year. Negative foreign currency translation in the quarter lowered income by $1.4 million over last year. Operating margins were 20.4 percent in the second quarter of 2009, compared with 23.1 percent last year.

The near-term outlook for the Harsco Minerals & Rail Group remains mixed. The continuation of low metal prices and historically low production levels will continue to have a negative impact on Harsco Minerals. This should be mostly offset by continued strong performance from Harsco Rail. The Harsco Industrial units are expected to have results somewhat comparable to last year due principally to lower LIFO costs.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first half 2009 was $156.3 million compared with $210.4 million for the prior year. However, net cash used by investing activities was $75.1 million, a 70 percent decrease from the $249.4 million last year. The decreased use of cash was due primarily to lower capital expenditures, which is consistent with the Company's strategy of significantly reducing capital spending in 2009.

As previously announced, the Company began to sharply curtail its capital expenditures in the fourth quarter of 2008. For all of 2009, the Company now expects to reduce such expenditures by at least $300 million, or some 65 percent, from total capital expenditures in 2008 of some $458 million. Such action will allow the Company to significantly increase its level of free cash flows (cash flow from operations less total capital expenditures). This higher level of free cash flow will allow the Company to further enhance its balance sheet and maintain its dividend, as well as take advantage of other opportunities for growth and debt reduction as they present themselves. Free cash flow for the first six months of 2009 was $73.7 million compared with a negative ($47.9) million last year, an improvement of $121.6 million, or 254 percent.

The Company now expects cash flow from operations in 2009 to be in the area of $400 million and total capital expenditures to be in the area of $150 million. Thus, free cash flow is expected to approximate $250 million.

The total debt to capital ratio at June 30, 2009 was 40.6 percent, an improvement over the March 31, 2009 ratio of 41.9 percent and 41.1 percent at the end of 2008. The Company's liquidity remains strong.

Economic Value Added (EVA(r)) declined in the second quarter of 2009 over the comparable 2008 period.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "Given the significant negative impact from the lack of project financing and considering the challenging and uncertain global economic and financial environment we continue to face, with no meaningful improvement expected in the second half of 2009, we feel it prudent to revise our guidance for 2009 EPS from continuing operations from a previous range of $1.90 to $2.10 to a new range of $1.72 to $1.82.

"As stated earlier, we expect our recent 2009 countermeasures will increase overall annual cost reduction benefits from approximately $100 million to $125 million. These additional countermeasures include rationalizing facilities, improving underperforming contracts, a further trimming of our global workforce, relentless cost control, and savings from LeanSigma(tm)-driven continuous improvement efficiencies. There will continue to be a modest cost associated with these additional actions in 2009. In the first quarter of 2009, $1.3 million in charges were taken but were fully offset by asset sales gains. However, in the second quarter, net restructuring costs of $2.3 million were incurred. It is anticipated that additional costs will be incurred between the third and fourth quarters to fully implement these actions. These costs have been factored into our guidance. One of the many countermeasures that we have been working on is the reduction of our effective global tax rate. We now expect our 2009 effective global income tax rate to be in the area of 24 percent.

"We believe the challenges we face will manifest themselves most prominently in the third quarter of 2009, particularly in the Harsco Metals and Harsco Infrastructure businesses. The fourth quarter is expected to show a modest improvement over last year's fourth quarter.

"For the third quarter of 2009, the Company is forecasting earnings from continuing operations in the range of $0.45 to $0.50 per share, compared with $0.99 per share in last year's third quarter."

Discontinued Operations

The second quarter of 2009 includes a loss after tax of $1.5 million, or $0.02 per diluted share from discontinued operations related to the sale of the Gas Technologies business in December 2007, and certain ongoing costs related to this divestiture.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 from outside the United States and Canada. Enter Conference ID number 16412153. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 16412153.

About Harsco

Harsco Corporation is one of the world's leading industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                           Three Months Ended       Six Months Ended
  (In thousands, except         June 30                 June 30
    per share amounts)      2009       2008 (a)     2009      2008 (a)
 ---------------------------------------------------------------------
 Revenues from
  continuing operations:
  Service revenues      $  616,217  $  944,490  $1,178,649  $1,797,118
  Product revenues         160,758     155,098     295,216     290,260
 ---------------------------------------------------------------------
   Total revenues          776,975   1,099,588   1,473,865   2,087,378
 ---------------------------------------------------------------------
 Costs and expenses from
  continuing operations:
  Cost of services sold    471,490     686,531     912,109   1,324,589
  Cost of products sold    101,143     105,215     197,409     198,162
  Selling, general and
   administrative
   expenses                130,915     160,332     255,912     316,964
  Research and
   development expenses        732       1,508       1,375       2,561
  Restructuring costs,
   net                       2,336         163        (470)       (117)
 ---------------------------------------------------------------------
   Total costs and
    expenses               706,616     953,749   1,366,335   1,842,159
 ---------------------------------------------------------------------
   Operating income from
    continuing operations   70,359     145,839     107,530     245,219

 Equity in income of
  unconsolidated
  entities, net                 65         246         152         650
 Interest income               512         886       1,057       1,800
 Interest expense          (15,486)    (19,075)    (30,799)    (36,194)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes            55,450     127,896      77,940     211,475

 Income tax expense        (12,473)    (35,000)    (13,984)    (59,188)
 ---------------------------------------------------------------------
   Income from
    continuing operations   42,977      92,896      63,956     152,287
 ---------------------------------------------------------------------
 Discontinued operations:
   Loss from discon-
    tinued business         (2,157)       (841)     (3,911)       (586)
   Income tax benefit          688         353       1,218         246
 ---------------------------------------------------------------------
 Loss from discontinued
  operations                (1,469)       (488)     (2,693)       (340)
 ---------------------------------------------------------------------
 Net Income                 41,508      92,408      61,263     151,947
   Less: Net income
    attributable to
    noncontrolling
    interests                 (900)     (2,525)     (2,063)     (5,025)
 ---------------------------------------------------------------------
 Net Income attributable
  to Harsco Corporation $   40,608  $   89,883  $   59,200  $  146,922
 =====================================================================
 Amounts attributable to
  Harsco Corporation
  common stockholders:
   Income from
    continuing operation,
    net of tax          $   42,077  $   90,371  $   61,893  $  147,262
   Loss from discontinued
    operations, net of
    tax                     (1,469)       (488)     (2,693)       (340)
 ---------------------------------------------------------------------
   Net income
    attributable
    to Harsco
    Corporation
    common
    stockholders        $   40,608  $   89,883  $   59,200  $  146,922
 =====================================================================

 Average shares of
  common stock
  outstanding               80,289      84,271      80,269      84,323
 Basic earnings per
  common share
  attributable to
  Harsco Corporation
  common stockholders:
   Continuing
    operations          $     0.52  $     1.07   $    0.77  $     1.75
   Discontinued
    operations               (0.02)      (0.01)      (0.03)      (0.00)
----------------------------------------------------------------------
 Basic earnings
  per share
  attributable to
  Harsco Corporation
  common
  stockholders          $   0.51(b) $   1.07(b) $     0.74  $   1.74(b)
 =====================================================================

 Diluted average shares
  of common stock
  outstanding               80,554      84,751      80,519      84,801
 Diluted earnings per
  common share
  attributable to Harsco
  Corporation common
   stockholders:
   Continuing
    operations          $     0.52  $     1.07  $     0.77  $     1.74
   Discontinued
    operations               (0.02)      (0.01)      (0.03)      (0.00)
 ---------------------------------------------------------------------
 Diluted earnings per
  share attributable to
  Harsco Corporation
  common stockholders   $     0.50  $     1.06  $     0.74  $  1.73 (b)
 =====================================================================
 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial
     Statements -- an amendment of ARB No. 51," the provisions of which, among others, requires that minority interests be
     renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount
     attributable to such noncontrolling interests for all periods presented. Results reclassified accordingly.
 (b) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                June 30    December 31
 (In thousands)                                  2009        2008(a)
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                   $    69,981  $    91,336
  Trade accounts receivable, net                  642,073      648,880
  Other receivables                                36,358       46,032
  Inventories                                     295,890      309,530
  Other current assets                             95,920      104,430
  Assets held-for-sale                                578        5,280
 ---------------------------------------------------------------------
   Total current assets                         1,140,800    1,205,488
 ---------------------------------------------------------------------
 Property, plant and equipment, net             1,485,581    1,482,833
 Goodwill                                         666,371      631,490
 Intangible assets, net                           136,077      141,493
 Other assets                                      62,407      101,666
 ---------------------------------------------------------------------
   Total assets                               $ 3,491,236  $ 3,562,970
 =====================================================================
 LIABILITIES
 Current liabilities:
   Short-term borrowings                      $    68,085  $   117,854
   Current maturities of long-term debt             2,546        3,212
   Accounts payable                               203,668      262,783
   Accrued compensation                            67,102       85,237
   Income taxes payable                            13,632       13,395
   Dividends payable                               16,059       15,637
   Insurance liabilities                           26,623       36,553
   Advances on contracts                          141,355      144,237
   Other current liabilities                      209,798      209,518
 ---------------------------------------------------------------------
    Total current liabilities                     748,868      888,426
 ---------------------------------------------------------------------
 Long-term debt                                   931,639      891,817
 Deferred income taxes                             34,358       35,442
 Insurance liabilities                             62,660       60,663
 Retirement plan liabilities                      197,237      190,153
 Other liabilities                                 48,205       46,497
 ---------------------------------------------------------------------
        Total liabilities                       2,022,967    2,112,998
 ---------------------------------------------------------------------
 EQUITY
  Harsco Corporation stockholders' equity:
   Common stock                                   139,163      138,925
   Additional paid-in capital                     137,038      137,083
   Accumulated other comprehensive loss          (204,797)    (208,299)
   Retained earnings                            2,106,259    2,079,170
   Treasury stock                                (735,016)    (733,203)
 ---------------------------------------------------------------------
    Total Harsco Corporation stockholders'
     equity                                     1,442,647    1,413,676
  Noncontrolling interests                         25,622       36,296
 ---------------------------------------------------------------------
  Total equity                                  1,468,269    1,449,972
 ---------------------------------------------------------------------
   Total liabilities and equity               $ 3,491,236  $ 3,562,970
 =====================================================================
 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial Statements -
     an amendment of ARB No. 51," the provisions of which, among others, requires that minority interests be renamed
     noncontrolling interests and that a company present such
     noncontrolling interests as equity for all periods presented.
     Results reclassified accordingly.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                             Three Months Ended     Six Months Ended
                                  June 30               June 30
 (In thousands)                2009     2008(a)      2009     2008(a)
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
  Net income                $  41,508  $  92,408  $  61,263  $ 151,947
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
   Depreciation                71,445     80,920    139,146    157,542
   Amortization                 6,849      7,779     13,556     15,449
   Equity in income of
    unconsolidated entities,
    net                           (65)      (246)      (152)      (650)
   Dividends or
    distributions from
    unconsolidated entities       100        484        100        484
   Other, net                  (1,144)    (7,362)    (9,175)    (7,712)
   Changes in assets and
    liabilities, net of
    acquisitions and
    dispositions of
    businesses:
    Accounts receivable         6,213    (55,802)    34,933   (104,705)
    Inventories                26,812     (3,819)    20,927    (45,846)
    Accounts payable          (22,931)    34,320    (67,122)    41,397
    Accrued interest payable    1,451     11,540     10,987     15,818
    Accrued compensation         (956)     5,970    (19,795)   (18,368)
    Other assets and
     liabilities              (12,632)    12,267    (28,418)     5,057
 ---------------------------------------------------------------------

   Net cash provided by
    operating activities      116,650    178,459    156,250    210,413
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment        (46,537)  (138,463)   (82,579)  (258,283)
  Purchases of businesses,
   net of cash acquired        (2,646)    (9,552)    (2,754)   (13,575)
  Proceeds from sales of
   assets                       5,046      5,200     11,034      7,167
  Other investing activities      461        482       (815)    15,279
 ---------------------------------------------------------------------

   Net cash used by
    investing activities      (43,676)  (142,333)   (75,114)  (249,412)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
  Short-term borrowings, net  (43,812)   (38,436)   (53,881)    73,783
  Current maturities and
   long-term debt:
   Additions                  124,868    547,221    241,725    686,373
   Reductions                (126,637)  (517,778)  (244,349)  (675,649)
  Cash dividends paid on
   common stock               (16,054)   (16,428)   (31,687)   (32,899)
  Dividends paid to
   noncontrolling interests    (2,440)    (3,372)    (2,440)    (3,372)
  Purchase of noncontrolling
   interest                   (12,886)        --    (12,886)        --
  Common stock
   issued-options                 356         30        434      1,276
  Common stock acquired for
   treasury                        --         --         --    (16,858)
  Other financing activities       --        (28)        --        (64)
 ---------------------------------------------------------------------

   Net cash provided (used)
    by financing activities   (76,605)   (28,791)  (103,084)    32,590
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash               4,443      1,072        593      7,885
 ---------------------------------------------------------------------

 Net increase (decrease) in
  cash and cash equivalents       812      8,407    (21,355)     1,476

 Cash and cash equivalents
  at beginning of period       69,169    114,902     91,336    121,833
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period          $  69,981  $ 123,309  $  69,981  $ 123,309
 =====================================================================
 (a) On January 1, 2009, the Company adopted SFAS No. 160,
     "Noncontrolling Interests in Consolidated Financial Statements -
     an amendment of ARB No. 51," the provisions of which, among others, requires that minority interests be renamed noncontrolling interests for all periods presented.  Results reclassified accordingly.

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                             June 30, 2009           June 30, 2008
                                     Operating               Operating
                                      Income                  Income
                          Sales       (loss)      Sales       (loss)
 ---------------------------------------------------------------------

 Harsco Infrastructure  $ 308,765   $   24,928  $  429,176  $   58,134

 Harsco Metals            259,479        4,220     445,490      37,114

 All Other Category
  (Harsco Minerals &
  Rail)                   208,671       42,659     224,862      52,036

 General Corporate             60       (1,448)         60      (1,445)
 ---------------------------------------------------------------------

 Consolidated Totals    $  776,975  $   70,359  $1,099,588  $  145,839
 =====================================================================

                           Six Months Ended        Six Months Ended
                             June 30, 2009           June 30, 2008
                                     Operating               Operating
                                      Income                  Income
                          Sales       (loss)      Sales       (loss)
 ---------------------------------------------------------------------

 Harsco Infrastructure  $  592,511  $   43,765  $  808,000  $   95,972

 Harsco Metals             497,865       1,405     862,206      66,321

 All Other Category
  (Harsco Minerals &
  Rail)                    383,369      66,100     417,052      85,978

 General Corporate             120      (3,740)        120      (3,052)
 ---------------------------------------------------------------------

 Consolidated Totals    $1,473,865  $  107,530  $2,087,378  $  245,219
 =====================================================================

 HARSCO CORPORATION
 FREE CASH FLOW (Unaudited)
                             Three Months Ended     Six Months Ended
                                  June 30               June 30
 (In thousands)               2009        2008      2009       2008
 ---------------------------------------------------------------------

 Net cash provided by
  operating activities      $ 116,650  $ 178,459  $ 156,250  $ 210,413
 Purchases of property,
  plant and equipment         (46,537)  (138,463)   (82,579)  (258,283)
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 Free Cash Flow             $  70,113  $  39,996  $  73,671  $ (47,870)
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 Free Cash Flow is a non-GAAP financial measure. The Company's
 Management believes that this measure is useful to investors because it provides cash flows available to the Company after capital expenditures for both growth initiatives and to maintain the current revenue stream. Such cash flows provide the Company flexibility to pay down debt, to the extent such debt is available to be paid, pay stockholder dividends and for use in other investing activities such as acquisitions.

CONTACT: Harsco Corporation
         Investor Contact
         Eugene M. Truett
           717.975.5677
           etruett@harsco.com
         Media Contact
         Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com